Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of BankGuam Holding Company (the “Company”) on Form S-1 of our report dated March 14, 2017 with respect to the Company’s consolidated financial statements as of December 31, 2016 and 2015 and for each of the three years ended December 31, 2016 appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ SQUAR MILNER LLP

Newport Beach, California

September 6, 2017